EXHIBIT 10.56

November 11, 2019

William Ciambrone

[**]

Dear Bill,

On behalf of Sarepta Therapeutics, Inc. (“Sarepta” or the “Company”), it is a great pleasure to extend you this offer of employment as Executive Vice President, Technical Operations in the Andover, Massachusetts, office effective on a date agreed upon following your acceptance of this offer (“Hire Date”), reporting to Douglas Ingram, President & Chief Executive Office.

Base Salary.

In this position, you will earn an annual base salary of $445,000.14 subject to applicable taxes and withholdings, which will be paid on a bi-weekly basis.

Future Salary Increases.

Your Base Salary shall be subject to annual review as part of the Annual Compensation Review process which typically takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company’s discretion on the basis of your performance. You will not be eligible for a merit increase for your performance in 2019.

Annual Bonus Program.

During your employment, you will also be eligible to participate in Sarepta’s annual bonus program. The target bonus opportunity for your position is 45% of your annual base salary, with the actual amount of such bonus, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board.  You will not be eligible for a bonus for your performance in 2019. You must be employed through the date bonuses are disbursed to employees and have not given notice of intent to terminate in order to be eligible for the bonus. Additional details regarding Sarepta’s bonus program will be provided to you upon commencing employment.

New Hire Option Grant.

On the Hire Date, as an inducement for acceptance of the terms of the offer letter, the Company plans to grant to you, subject to Compensation Committee approval, the option to purchase 80,000 shares of Company Common Stock (the “Option”) pursuant to the 2014 Employment Commencement Incentive Plan, as amended (the “2014 Incentive Plan”), a copy of which will be provided to you upon you signing this offer letter.

The exercise price of the Option will equal the closing sales price of the Company’s Common Stock as reported by The NASDAQ Global Market on the Hire Date.  1/4th of the shares underlying the Option will vest and become exercisable on the first anniversary of the Hire Date, and 1/48th of the shares underlying the Option will vest and become exercisable on each monthly anniversary of the Hire Date thereafter, such that the shares underlying the Option will be fully vested and exercisable on the fourth anniversary of the Hire Date, subject to your continued employment through each such vesting date. The Option will be subject to the terms and conditions under the 2014 Incentive Plan and the Company’s form of Option Agreement under the 2014 Incentive Plan, a copy of which will be provided to you upon you signing this offer letter.

Annual Equity Grant Program

You may also be eligible to be considered for the Company’s annual equity grant program based on your performance. Any such equity grants will be subject to the terms and conditions of the applicable equity plan and the Company’s forms of award agreements. You will not be eligible to be considered for the Company’s annual equity grant program based on your performance in 2019.

Benefits.

You will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies.  These currently include, but are not limited to:

-	health insurance such as medical, dental and vision;
-	company-paid basic life insurance, accidental death and dismemberment, and short- and long-term disability;
-	paid time off such as accrued vacation, sick leave and company-paid holidays;
-	401(k) retirement savings plan; and employee stock purchase plan;
-	Partially subsidized onsite parking and T / Commuter Pass.

For additional details, please review the enclosed Employees Benefits You Can Count On document.

Background Check and Reference Check.

As a part of Sarepta’s employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law.  This offer of employment, therefore, is contingent upon your successful completion of these checks.

Employment At-Will.

This letter and your response are not intended to constitute a contract of employment for a definite term.  If you accept our offer of employment, you will be an employee at-will, meaning that either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice.  None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time.  The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s sole discretion.

Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement (“CDA”).  The CDA is enclosed to give you an opportunity to read it carefully prior to your Hire Date.  The CDA must be signed on or before your Hire Date as a condition of employment.

We would like to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment.  The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer.  The Company requires that you do not obtain, keep, use for Sarepta’s benefit, or disclose this type of information from any prior employers to Sarepta.  By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Change in Control Agreement and Severance Agreement

You will be eligible to enter into the attached Change in Control and Severance Agreement (“CIC Agreement”) and Severance Agreement, subject to Compensation Committee approval.

Eligibility for Employment.

In compliance with the United States’ Citizenship and Immigration Services, Sarepta must verify your identity and eligibility for employment in the United States within 3 business days of your Hire Date. For a list of acceptable documents, please visit http://www.uscis.gov/i-9.  Please bring the appropriate documents listed on that form with you when you report for work.  Sarepta will not be able to employ you if you fail to comply with this requirement.

In addition, since the Company is a Federal contractor, we participate in e-Verify, an Internet-based system that allows businesses to determine the eligibility of their employees to work in the United States.  For more information on this service, please visit http://www.uscis.gov/e-verify.

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Acceptance.

If you wish to accept this offer of employment with Sarepta, please sign below and return one signed copy to me.  This offer of employment will expire on November 15, 2019.

This offer of employment, the CDA, the CIC Agreement and the Severance Agreement constitute the entire agreement, and supersedes all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This offer of employment letter, including, but not limited to, its at-will employment provision, may not be modified or amended, and no breach is regarded as waived, except by a written agreement signed by the Company’s CEO and President and you.

We are pleased to welcome you to Sarepta.  If you have any questions, please do not hesitate to contact me at [**].

Sincerely,

/s/ Joan Nickerson

Joan Nickerson

Senior Vice President, Human Resources

Enclosures

Agreed to and accepted:

I accept the written terms in this offer of employment letter.

Signature	/s/ William Ciambrone	Date:	11/12/2019

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